Exhibit 3

QVT Associates GP LLC

527 Madison Avenue, 8th Floor

New York, New York 10022

212 705-8888

October 25, 2005

By Facsimile & Overnight Courier

Neoforma, Inc.

3061 Zanker Rd.

San Jose, CA 95134

Attn: Robert J. Zollars, Chief Executive Officer

Re:	Demand For Stocklist Materials Pursuant To 8 Del. C. § 220

Dear Mr. Zollars:

QVT Fund LP (“QVT”) is the beneficial owner of stock of Neoforma, Inc., a Delaware corporation (the “Company”). Enclosed is a true and correct copy of a (redacted) statement from Deutsche Bank/Equity Prime Services reflecting QVT’s beneficial ownership of 1,005,158 shares of the Company’s common stock.

Pursuant to Section 220 of the General Corporation Law of the State of Delaware and the common law of the State of Delaware, QVT hereby demands under oath the right, during the usual hours for business, to inspect the following stocklist materials, and to make copies or extracts thereof:

1. A complete record or list of the Company’s stockholders (including any stock ledger), certified by the Company or its transfer agent, showing the names and addresses of each stockholder and the number of shares of common stock registered in the name of each such stockholder, in each case as of the most recent date available;

2. A magnetic computer tape list or disk of the holders of the Company’s stock requested in paragraph 1 above as of the most recent date available, together with such computer processing data as is necessary to make use of such magnetic computer tape or disk, and a printout of such magnetic computer tape for verification purposes;

3. A complete record or list of any participants in any employee stock purchase, ESOP, 401(k) or other plan for the purchase of shares, showing the name and address of each participant and the number of shares credited to the participant’s account; a magnetic tape or disk of this information with the same computer processing data as requested in paragraph 2 above; a correct and complete copy of all such plan documents, including any amendments thereto, and any contact information from such plan participants;

4. A list of all stockholders arranged in descending order by number of shares, showing the name and address of each stockholder;

5. All information in or which comes into the Company’s possession, custody or control, or which can reasonably be obtained from brokers, dealers, banks, clearing agencies or voting trustees or their nominees, or nominees of any central certificate depository system concerning the names, addresses and number of shares of the Company’s stock held by the participating brokers and banks, including a breakdown of any holders in individual nominee names of Cede & Co., or other similar nominee, including respondent bank lists and participant lists;

6. All information in or which comes into the Company’s possession, custody or control, or which can reasonably be obtained from brokers, dealers, banks, clearing agencies or voting trustees or their nominees, or nominees of any central certificate depository system relating to the names, addresses and telephone numbers of non-objecting beneficial owners of the Company’s stock (“NOBO’s”) in the format of a printout in descending order balance and on a magnetic computer tape or disk with the computer processing data that is necessary to make use of such magnetic computer tape or disk (such information with respect to brokers and dealers is readily available to the Company under Rule 14b-1 and/or Rule 14b-2 of the Securities Exchange Act of 1934, as amended, from Independent Election Corporation of America or ADP Proxy Services);

7. A stop list or stop lists relating to any shares of stock of the Company and any changes, additions or deletions from the date of the list provided in response to paragraph 1 above;

8. All daily transfer sheets showing changes in the names, addresses and number of shares of the Company’s stockholders which are in or come into the possession, custody or control of the Company or its transfer agent, or which can reasonably be obtained from brokers, dealers, banks, clearing agencies or voting trustees or their nominees, from the date of the stockholder list referred to above to the conclusion of the next meeting of stockholders of the Company;

9. To the extent the Company, or any person or entity acting on its behalf, maintains electronic mail addresses or other electronic contact information concerning the Company’s stockholders, all such information; and

10. In addition, the information and records specified in the foregoing paragraphs as of any record date for stockholder action set by the Company’s Board of Directors, bylaws, operation of law or otherwise, including all depository omnibus proxies and respondent bank proxies as of such record dates.

QVT further demands under oath the right, during the usual hours of business, to inspect (in person or by attorney or other agent) the following records and documents of the Company and to make copies or extracts thereof:

1. The agendas and minutes of meetings of the Company’s Board of Directors or any committee thereof, relating to the Company’s consideration and/or approval of the Agreement and Plan of Merger among Global Healthcare Exchange LLC, Leapfrog Merger Corporation and Neoforma, Inc., dated as of October 10, 2005 (the “Merger Agreement”), and any and all resolutions adopted by the Company’s Board of Directors or any committee thereof at any such meeting;

2. All records and documents reviewed, utilized or relied upon by the Company, its Board of Directors or any committee thereof in evaluating and/or approving the Merger Agreement, including without limitation any presentations made by any advisor to the Board of Directors or any committee thereof;

3. All valuations of or financial projections for the Company reviewed, utilized or relied upon by the Board of Directors or any committee thereof or prepared, reviewed or relied upon by any advisor to the Board of Directors or any committee thereof;

4. An unredacted copy of the Outsourcing Agreement dated as of October 10, 2005 among Novation, LLC, VHA Inc., University Healthcare Consortium, Healthcare Purchasing Partners International, LLC, and Global Healthcare Exchange, LLC (the “New Outsourcing Agreement”);

5. An unredacted copy of the Neoforma Outsourcing Agreement (as defined in the New Outsourcing Agreement) and any and all amendments thereto; and

6. All records and documents reviewed, utilized or relied upon by the Company, its Board of Directors or any committee thereof in evaluating the New Outsourcing Agreement.

QVT further demands that any modifications, additions or deletions to any and all information referred to in the numbered paragraphs above and provided pursuant to this demand be immediately furnished to QVT as such modifications, additions or deletions become available to the Company or its agents or representatives.

The purposes of this demand for inspection of the Company’s stocklist and other records are (1) to enable QVT to communicate with other Company stockholders regarding the proposed merger of the Company and Global Healthcare Exchange, LLC (the “Merger”); (2) to evaluate the Merger and/or potential actions against the Company, its directors or others regarding the decision to enter into the Merger Agreement; and (3) to evaluate the possible exercise of QVT’s right to appraisal under Section 262 of the General Corporation Law of the State of Delaware.

Please advise our counsel Knute Salhus, of Wilmer Cutler Pickering Hale and Dorr LLP at (212) 230-8800, and Catherine Dearlove, of Richards, Layton & Finger, P.A. at (302) 651-7700 as promptly as practicable when and where the items demanded above will be made available for inspection. Please be advised that QVT will bear the reasonable costs incurred by the Company in connection with the production of the information demanded.

The undersigned hereby authorize Knute Salhus, of Wilmer Cutler Pickering Hale and Dorr LLP and Catherine Dearlove, of Richards, Layton & Finger, P.A. and their respective partners, associates, employees and any other persons to be designated by them, acting together, singly or in combination, to conduct the inspection and copying herein demanded.

The undersigned hereby affirm under penalty of perjury that the statements set forth above are true and correct.

Very truly yours,

QVT FUND LP

By QVT Associates GP LLC, its general partner

By:	/s/ Lars Bader
Name:	Lars Bader
Title:	Managing Member

By:	/s/ Nicholas Brumm
Name:	Nicholas Brumm
Title:	Managing Member

cc:	Incorporation Services, Ltd., as registered agent for Neoforma, Inc. (by Hand Delivery)

Gordon K. Davidson, Esquire (via facsimile)

Douglas N. Cogen, Esquire (via facsimile)

David K. Michaels, Esquire (via facsimile)

Scott J. Leichtner, Esquire (via facsimile)

Adam D. Chinn, Esquire (via facsimile)

Benjamin D. Fackler, Esquire (via facsimile)